EXHIBIT 10.2

SANGSTAT MEDICAL CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of December 12, 2001

RECITALS

This SANGSTAT MEDICAL CORPORATION Nonqualified Deferred Compensation Plan (the “Plan”) is adopted by SANGSTAT MEDICAL CORPORATION, a Delaware Corporation (the “Employer”) for certain of its eligible employees.  The purpose of the Plan is to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide post-employment and related benefits.  The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE 1

DEFINITIONS

1.1           ACCOUNT  means the balance credited to a Participant’s or Beneficiary’s Plan account, including amounts credited under the Compensation Deferral Account and deemed income, gains and losses (as determined by the Employer, in its sole discretion) credited thereto.  A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.

1.2           BENEFICIARY  means any person or persons so designated in accordance with the provisions of Article 7.

1.3           BOARD  means the Board of Directors of SANGSTAT MEDICAL CORPORATION, a Delaware corporation, and its successors and assigns, or any other corporation or business organization which, with the consent of SANGSTAT MEDICAL CORPORATION, or its successors or assigns, assumes the obligations of SANGSTAT MEDICAL CORPORATION, hereunder.

1.3           CODE  means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.4           COMPENSATION  means the total current cash remuneration, including regular salary, bonus payments, and other compensation as defined by the DC Plan Committee and paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer, in its sole discretion).

1.5           COMPENSATION DEFERRAL ACCOUNT  is defined in Section 3.1(b).

1.6           COMPENSATION DEFERRALS  are defined in Section 3.1(a).

1.7           DC PLAN COMMITTEE  refers to the officers and employees of the Employer appointed by the Board to administer the Plan on behalf of the Employer.

1.8           DESIGNATION DATE  means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective.  The Designation Dates in any Plan Year shall only be the first day of any calendar month as designated by the DC Plan Committee

1.9           EFFECTIVE DATE  means the effective date of the Plan, which shall be December 12, 2001.

1.10         ELIGIBLE EMPLOYEE  means, for any Plan Year (or applicable portion thereof), a person employed by the Employer where compensation is paid on a United States payroll, who is determined by the DC Plan Committee in its sole discretion to be a member of a select group of management or highly compensated employees eligible to participate in the Plan.  By each December 1 (or before the Effective Date for the Plan’s first Plan Year), the DC Plan Committee shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year.  If the DC Plan Committee determines that an individual first becomes an Eligible Employee during a Plan Year, the DC Plan Committee shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.11         EMPLOYER  means SANGSTAT MEDICAL CORPORATION, a Delaware corporation, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of SANGSTAT MEDICAL CORPORATION, or its successors or assigns, assumes the Employer’s obligations hereunder, and any other corporation or business organization which agrees, with the consent of SANGSTAT MEDICAL CORPORATION, to become a party to the Plan.

1.12         ENTRY DATE  with respect to an individual means 30 days following the date on which the individual first becomes an Eligible Employee.

1.13         ENROLLMENT FORM  means the form or forms on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon and on which a Participant elects the form and timing of the Participant’s Plan benefit.

1.14         PARTICIPANT  means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become eligible to receive a benefit under the Plan.

1.15         PLAN  means this SANGSTAT MEDICAL CORPORATION Nonqualified Deferred Compensation Plan set forth herein, as amended from time to time.

1.16         PLAN YEAR  means the twelve (12) month period ending on December 31 of each year during which the Plan is in effect.

1.17         RETIREMENT AGE  with respect to any Participant means the date on which the sum of (a) such Participant’s age plus (b) his or her completed calendar years of employment with the Employer equals or exceeds 55.

1.18         TOTAL AND PERMANENT DISABILITY  means the inability of a Participant to perform the material duties of his or her regular occupation by reason of any medically determinable physical or mental impairment that may be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  The permanence and degree of such impairment shall be supported by medical evidence.  Disability will be determined to exist if the Participant is receiving disability benefits under the Social Security Act or Railroad Retirement Act.

1.19         TRUST  means the Trust described in Article 11.

1.20         TRUSTEE  means the trustee of the Trust described in Article 11.

1.21         VALUATION DATE  means the last day of each Plan Year and any other date that the DC Plan Committee, in its sole discretion, designates as a Valuation Date.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1           REQUIREMENTS.  Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date.  Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee.  No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

2.2           RE-EMPLOYMENT.  If a Participant whose employment with the Employer is terminated is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3           CHANGE OF EMPLOYMENT CATEGORY.  During any period in which a Participant remains in the employ of the Employer but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals hereunder.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1           PARTICIPANT CONTRIBUTIONS AND CREDITS.

(a)           Compensation Deferrals.  In accordance with rules established by the DC Plan Committee, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, as a percentage of Compensation, in a lump sum or in any fixed periodic dollar amounts designated by the Participant.  Amounts so deferred will be considered a Participant’s “Compensation Deferrals.”  A Participant shall make such an election with respect to the coming Plan Year during the periods beginning on December 1 and ending on December 31 of each Plan Year following the initial Plan Year (or during such other period as may be established by the DC Plan Committee) by completing and delivering to the DC Plan Committee a Deferral Election Form in a form prescribed by the DC Plan Committee.  As it relates to the initial Plan Year, the election shall be made prior to December 31, 2001. Should a Participant become newly eligible during a Plan Year, their election will apply from the date of participation to the next December 31.

Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of any bonus Compensation not yet payable to him or her at the time of the election, which election shall be set forth on such Participant’s Enrollment Form.  Compensation deferrals will be limited to the extent necessary to satisfy applicable tax withholding or benefit plan contribution requirements. The Participant may change his or her regular payroll deduction Compensation Deferral amount as of, and by written notice delivered to the DC Plan Committee during the periods described in the preceding paragraph, with such change being first effective for Compensation to be earned following the next December 31.

Once delivered to the DC Plan Committee, an Enrollment Form with respect to a payroll deduction election shall continue in force indefinitely, until changed as provided above.  An Enrollment Form with respect to deferrals of bonuses, other compensation payments shall continue in force only for the Plan Year for which the Enrollment Form is first effective.  Compensation Deferrals shall be deducted by the relevant Employer from the pay of a Participant and shall be credited to the Compensation Deferral Account of the Participant.

(b)           The Participant’s Compensation Deferral  Account.  There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited, as applicable:  (a) amounts equal to the Participant’s Compensation Deferrals; (b) amounts equal to any earnings or losses attributable or allocable thereto; and (c) any withdrawals or distributions therefrom.

(c)           Vesting.  A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral Account.

3.2           CONTRIBUTIONS TO THE TRUST.  An amount shall be contributed by the Employer to the Trust maintained under Section 11.1 equal to the amount(s) required to be credited to the Participant’s Account under Section 3.1.  The Employer shall make a good faith effort to contribute these amounts to the Trust as soon as practicable.

ARTICLE 4

ALLOCATION OF FUNDS

4.1           ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS.  Subject to Section 4.5 and such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the DC Plan Committee prior to the date on which a direction will become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested. The Employer shall direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Employer has properly received from the Participant. Nothing herein shall be deemed to require the Employer to offer any particular kind or number of investment options.

The value of the Participant’s Account shall be equal to the value of the Account maintained under the Trust on behalf of the Participant. As of each Valuation Date of the Trust, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust.  The Participant’s Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows: As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Trustee), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.  If an investment option is an interest-bearing account, then in lieu of the foregoing, the DC Plan Committee may direct that each Participant’s Account may be credited with interest from the date the interest begins to accrue on each deemed investment until the Valuation Date.

4.2           ACCOUNTING FOR DISTRIBUTIONS.  As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account.  Such amounts shall be charged on a pro rata basis against the investments of the Trust in which the Participant’s Account is deemed to be invested or under other equitable procedures established by the DC Plan Committee.

4.3           SEPARATE ACCOUNTS.  A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant. Each such bookkeeping account will separately account for the credits and debits described in Article 3 and Section 4.2.

4.4           INTERIM VALUATIONS.  If it is determined by the Employer that the value of a Participant’s Account as of any date on which distributions are to be made differs materially from the value of the Participant’s Account on the prior Valuation Date upon which the distribution is to be based, the Employer, in its sole discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant’s Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

4.5           DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS.  Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the DC Plan Committee prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction as to how his or her Account should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder.  Such direction shall designate the portion (in any whole percent multiples or whole dollar amounts eligible) of each portion of the Participant’s Account which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:

(a)           Any deemed investment direction shall be in writing, on a form supplied by and filed with the DC Plan Committee, in a manner specified by the DC Plan Committee.  A designation shall be effective as of the Designation Date following the date the direction is received and accepted by the DC Plan Committee on which it would be reasonably practicable for the DC Plan Committee to effect the designation.

(b)           All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective.  An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent investment direction form provided by and filed with the Employer.

(c)           If the Employer receives a deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

(d)           If the Employer possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Employer in its sole discretion.

(e)           The deemed investment options shall be for the sole purpose of determining the amount to be credited or debited to reflect the Participant’s deemed investments of the Trust and neither the Trustee nor the Employer shall have any obligation to invest the Participant’s Account in the deemed investment options or in any other investment.

(f)            Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

4.6           EXPENSES AND TAXES.  Expenses associated with the administration or operation of the Plan including Trustee fees, shall be paid by the Employer from its general assets.  Any taxes allocable to an Account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or portion thereof), as determined by the Employer, shall be paid by the Employer.

ARTICLE 5

ENTITLEMENT TO BENEFITS

5.1           FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT.  Each Participant shall complete a Enrollment Form which shall be effective, unless changed in accordance with this Section 5.1, with respect to any distributions occurring at least twelve (12) months after the date of such Enrollment Form.  On his or her Form and Timing of Payment Election Form, a Participant shall select the manner of payment (as described in Section 6.2(b)) and shall select a fixed payment date for the payment or commencement of payment of his or her Account (or the Participant may select fixed payment dates for the payment or commencement of payment of portions of his or her Account), which will be valued and payable according to the provisions of Article 6.  Such payment dates may be extended to later dates so long as elections to so extend the payment dates are made by the Participant at least six (6) months prior to the date on which the distribution is scheduled to be made or commence. A Participant may exercise the payment date extension only 3 times during his or her participation in the Plan.  Such payment dates may not be accelerated, except as provided in Section 5.2.  A Participant may elect on his or her Form and Timing of Payment Election an election each year they are eligible to participate.

A Participant who selects payment or commencement of payment of his or her Account (or portions thereof) on a fixed date or dates shall receive payment of his or her Account at the earlier of such fixed payment date or dates (as extended, if applicable) or his or her termination of employment with the Employer.

If a Participant’s employment with the Employer is terminated for any reason (other than by reason of Total and Permanent Disability) prior to attainment of Retirement Age or if a Participant does not make an election as provided above for any particular amounts hereunder, and the Participant terminates employment with the Employer for any reason, the Participant’s Account at the date of such termination shall be valued and payable at or commencing at such termination according to the provisions of Article 6.

5.2           IMMEDIATE DISTRIBUTION ELECTION; TEN PERCENT PENALTY.  In addition to a Participant’s option to have payment or commencement of payment of his or her Account occur on the fixed payment date or on the Participant’s termination of employment as described in Section 5.1, a Participant may elect to have his or her Account (or a portion thereof) paid as soon as administratively feasible upon his or her election.  For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the distribution.  Any amount paid pursuant to this Section shall be subject to a ten percent (10%) penalty, with the amount of the penalty permanently forfeited from the Participant’s Account and returned to the Employer on or about the date of the distribution.

Any Participant wishing to elect an immediate distribution pursuant to this Section must complete an Immediate Distribution Election Form and receive approval from the DC Plan Committee. The DC Plan Committee shall have the right, in its sole discretion, to approve such distribution, to direct a distribution of part of the amount requested, or to refuse to allow any distribution.  The distribution shall occur or commence as soon as is administratively feasible following the Employer’s receipt and approval of the Immediate Distribution Election Form.

5.3           HARDSHIP DISTRIBUTIONS.  In the event of financial hardship of the Participant, as hereinafter defined, the Participant may apply to the DC Plan Committee for the distribution of all or any part of his or her  Account. The DC Plan Committee shall consider the circumstances of each such case and the best interests of the Participant, and shall have the right, in its sole discretion to approve such distribution, or to direct a distribution of part of the amount requested, or to refuse to allow any distribution.  Upon a finding of financial hardship, the DC Plan Committee shall direct the appropriate distribution to the Participant from amounts held by the Trust in respect of the Participant’s  Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s  Account or the amount determined by the DC Plan Committee to be necessary to alleviate the Participant’s financial hardship (which financial hardship may be considered to include any taxes due as a result of the distribution), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant’s  Account shall be determined as of the date of the distribution.  “Financial hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the DC Plan Committee.  A distribution may be made under this Section only with the consent of the DC Plan Committee.

5.4           RE-EMPLOYMENT OF RECIPIENT.  If a Participant receiving installment distributions pursuant to Section 6.2 is re-employed by the Employer, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Section 5.1 or 5.2, at which time such distribution shall commence, subject to the limitations and conditions contained in the Plan.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1           AMOUNT.  A Participant (or his or her Beneficiary) shall become entitled to receive, on or about the earlier of the Participant’s termination of employment with the Employer or the date or dates selected by the Participant on his or her Election Form (or, if no such selection is made, on or about the date of the Participant’s termination of employment with the Employer), a distribution in an aggregate amount equal to the Participant’s  Account.  A Participant may alternatively elect to request to receive an immediate distribution, subject to a ten percent (10%) penalty, of all or a portion of his or her Account pursuant to Section 5.2.  Any payment due hereunder from the Trust, which is not paid by the Trust for any reason, will be paid by the Employer from its general assets.

6.2           METHOD OF PAYMENT.

(a)           Payments.  Subject to Section 6.2(d), payments under the Plan shall be made as elected by the Participant and as permitted by the Employer in its sole and absolute discretion and subject to restrictions on transfer as may be legally or contractually applicable.

(b)           Timing and Manner of Payment.  Except in the case of payments upon a Total and Permanent Disability before terminating his or her employment with the Employer, or upon attainment of Retirement Age, all payments shall be in a lump sum made as soon as administratively feasible or within such other reasonable time period as set by the DC Plan Committee.   Subject to Section 6.2(d), in the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Sections 5.1 for a

Total and Permanent Disability before terminating his or her employment with the Employer, or upon attainment of Retirement Age, an aggregate amount equal to the Participant’s Account will be paid by the Trust or the Employer, as soon as is administratively feasible after the fixed payment date selected by the Participant, in a lump sum or in substantially equal installments at such periodic intervals made available by the DC Plan Committee in its sole discretion, for a period not to exceed ten (10) years (adjusted for gains and losses), as selected by the Participant as provided in Article 5.  If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum.  Notwithstanding the foregoing, the DC Plan Committee may require that installment payments must exceed specified minimum amount(s), otherwise the payment would be in a lump sum.

(c)           Installment Distributions.  If the whole or any part of a payment hereunder is to be in installments, the balance of the Participant’s Account not yet distributed shall continue to be deemed to be invested pursuant to Sections 4.1 and 4.5 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Trustee, in its sole discretion) shall be reflected in the installment payments in such equitable manner as the Trustee shall determine.

(d)           Distributions before Retirement.  Notwithstanding anything herein to the contrary, a Participant who terminates employment with the Employer (other than by reason of Total and Permanent Disability) prior to attainment of Retirement Age shall receive his or her distribution in a single lump sum, without regard to any contrary election made by the Participant pursuant to Article 5.  The DC Plan Committee shall have sole discretion with regard to any determination whether a Participant’s termination of employment precedes his or her attainment of Retirement Age.

6.3           DEATH OR DISABILITY BENEFITS.

(a)           Disability Benefits.  If a Participant experiences a Total and Permanent Disability before terminating his or her employment with the Employer, the entire value of the Participant’s Account shall be paid, at the time(s) and in the manner selected by the Participant under Section 5.1 and Section 6.2, to the Participant.

(b)           Death Benefits.  If a Participant dies before terminating his or her employment with the Employer the Beneficiary shall receive the Participant’s Account Balance in a lump sum.

Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1 in a lump sum.

ARTICLE 7

BENEFICIARIES; PARTICIPANT DATA

7.1           DESIGNATION OF BENEFICIARIES.  Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment in a lump sum to the Participant’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.  If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2           INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES.  Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan.  The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer in its sole discretion may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines.  If the Participant or Beneficiary is not located within a reasonable time, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable.  If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 8

ADMINISTRATION

8.1           DC PLAN COMMITTEE.  Notwithstanding any other provision of the Plan document, any member of the DC Plan Committee or any other officer or employee of the Employer who exercises discretion or authority on behalf of the Employer shall not be a fiduciary of the Plan merely by virtue of his or her exercise of such discretion or authority.  The Board shall identify the Employer’s officers and employees who shall serve as members of the DC Plan Committee.  Because this Plan is a “top hat” arrangement, the DC Plan Committee shall not be subject to the duties imposed by the provisions of Part 4 of Title I of ERISA.

8.2           ADMINISTRATIVE AUTHORITY.  Except as otherwise specifically provided herein, the DC Plan Committee shall have the sole responsibility for and the sole discretion over the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, discretion and responsibility to:

(a)           Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b)           Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)           Implement the Plan in accordance with its terms and the rules and regulations adopted as described above.

(d)           Make determinations with respect to the eligibility of any Eligible Employee to be or continue as a Participant and make determinations concerning the crediting of Accounts.

(e)           Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.  The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities.  Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer.  Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such notified person shall have been notified of the revocation of such authority.

8.3           LITIGATION.  Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.4           CLAIMS PROCEDURE.  Any person claiming a benefit under the Plan (a “Claimant”) shall present the claim, in writing, to the DC Plan Committee, and the DC Plan Committee shall respond in writing.  If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a)           The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

(b)           A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c)           An explanation of the Plan’s claims review procedure.

The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the DC Plan Committee’s  receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished by the DC Plan Committee to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim.  Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence (or such Claimant’s authorized representative), may, within sixty (60) days after the Claimant’s receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the DC Plan Committee.  Upon such a request for review, the claim shall be reviewed by the DC Plan Committee (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing.  In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the DC Plan Committee’s receipt of the request for review.  If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the DC Plan Committee, and the time limit for the decision on review shall be extended to one hundred twenty (120) days.  The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based.  The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above.  If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review.  All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE 9

AMENDMENT

9.1           RIGHT TO AMEND.  The Employer, by action of the DC Plan Committee, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2           AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN.  Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer, by action of the DC Plan Committee, at any time, retroactively if required, if found necessary, in the opinion of the DC Plan Committee, in order to ensure that the Plan is characterized as “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code).  No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE 10

TERMINATION

10.1         EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN.  The Employer reserves the right to terminate the Plan and/or its obligation to make further credits to Plan Accounts, by action of the DC Plan Committee.  The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of the DC Plan Committee.

10.2         AUTOMATIC TERMINATION OF PLAN.  The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to specifically adopt and agree to continue the Plan.

10.3         SUSPENSION OF DEFERRALS.  In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4         ALLOCATION AND DISTRIBUTION.  This Section shall become operative on a complete termination of the Plan.  The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable.  Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be paid to them as soon as is practicable after such termination in a lump sum payment.

10.5         SUCCESSOR TO EMPLOYER.  Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body.  If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be automatically terminated, and the provisions of Section 10.4 shall become operative.

ARTICLE 11

THE TRUST

The Employer shall establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee, or the Employer shall cause to be maintained one or more separate subaccounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which subaccount or subaccounts represent Participants’ interests in the Plan.  Any such Trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE 12

MISCELLANEOUS

12.1         STATUS OF PARTICIPANTS.

(a)           Employees, Participants and Inactive Participants under this Plan shall have the status of general unsecured creditors of the Employer;

(b)           This Plan constitutes a mere promise by the Employer to make benefit payments in the future;

(c)           Any trust to which this Plan refers (i.e. any trust created by the Employer and any assets held by the trust to assist the Employer in meeting its obligations  under the Plan) shall be based on the terms of the model trust described in Revenue Procedure 92-64; and

(d)           It is the intention of the parties that the arrangements under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

12.2         LIMITATIONS ON LIABILITY OF EMPLOYER.  Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employer thereof except as provided by law or by any Plan provision.  The Employer does not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason.  In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.3         CONSTRUCTION.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.  For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  The laws of the State of California shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States.  Participation under the Plan will not alter the Participant’s status as an (at will) employee nor give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.4         SPENDTHRIFT PROVISION.  No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.  In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.  During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer or Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

[Signature page follows]

IN WITNESS WHEREOF, the Employer has caused the Plan to be executed effective as of the 12th day of December, 2001.

SANGSTAT MEDICAL CORPORATION

By:	/s/ MARLENE PERRY

Its:	VICE PRESIDENT, HUMAN RESOURCES

Date:	December, 12 2001